Exhibit 99.1

NuStar Energy L.P. Reports Fourth Quarter 2008 and Record Full Year 2008

Earnings and Announces Quarterly Distribution

Full Year 2008 Earnings and Distributable Cash Flows Are All-Time Highs

SAN ANTONIO, January 26, 2009 – NuStar Energy L.P. (NYSE:NS) today announced net income applicable to limited partners of $25.3 million, or $0.47 per unit, for the fourth quarter of 2008, compared to $22.6 million, or $0.47 per unit, for the fourth quarter of 2007. For the year ended December 31, 2008, net income applicable to limited partners was a record $224.7 million, or $4.22 per unit, over 1.5 times higher than the $129.2 million, or $2.74 per unit, earned in 2007.

Included in NuStar Energy L.P.’s earnings results for the fourth quarter of 2008 is a $22.7 million, or $0.41 per unit, net gain resulting primarily from the sale of non-strategic assets including an interest in the Skelly Belvieu pipeline located in Texas and three storage terminals located in Westwego, Louisiana; Milwaukee, Wisconsin; and Sparks, Nevada. The sale of the above-mentioned assets generated proceeds of $43.9 million, which were used to pay down debt. The full year 2008 earnings also include the impact from the sale of the assets and the $61.3 million, or $1.10 per unit, hedging loss incurred in the second quarter of 2008. Excluding the impact of these and other one-time items, 2008 earnings would have been significantly higher.

With respect to the quarterly distribution to unitholders for the fourth quarter of 2008, NuStar Energy L.P. also announced that its board of directors has declared a distribution of $1.0575 per unit, which would equate to $4.23 per unit on an annual basis. This quarterly distribution represents an increase of $0.0725 per unit, or 7.4 percent, over the $0.985 distribution for the fourth quarter of 2007 and will be paid on February 12, 2009, to holders of record as of February 5, 2009.

Distributable cash flow available to limited partners for the fourth quarter of 2008 was $28.8 million, or $0.53 per unit, compared to $34.9 million, or $0.72 per unit, for the fourth quarter of 2007. For the year ended December 31, 2008, distributable cash flow available to limited partners was a record $288.7 million, or $5.44 per unit, compared to $198.6 million, or $4.22 per unit, last year. Distributable cash flow available to limited partners for the fourth quarter of 2008 covers the distribution by 0.50 times. For the full year of 2008, distributable cash flow available to limited partners covers the distribution by a strong 1.33 times.

“I am excited to report that 2008 was a record year with earnings, distributable cash flow and EBITDA reaching all-time highs for NuStar,” said Curt Anastasio, Chief Executive Officer and President of NuStar Energy L.P. and NuStar GP Holdings, LLC. “By far, the biggest contributor to the increase in our earnings in 2008 was the addition of our asphalt operations, which generated $76 million of operating income in the first nine months we owned these assets.

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“We also benefitted from the successful and timely completion of multiple storage expansion projects under our $400 million construction program, which contributed approximately $15 million of incremental operating income in 2008. With our record earnings, we achieved our stated goal of increasing the distribution by around 7 percent. In addition, primarily due to lower working capital requirements, we reduced our debt balance by nearly $300 million during the last six months of the year and currently have over $600 million of availability under our $1.2 billion revolver.

“With respect to our fourth quarter 2008 earnings, our results were weaker than expected primarily due to the unprecedented and rapid decline in crude oil and refined product prices since mid-September, which outpaced the slower decline in the weighted average costs of goods sold in our asphalt operations.

“Despite the sluggish economy, we are optimistic on the outlook for our three business segments for 2009. For our transportation business segment, we expect our results to be better as we will benefit from a tariff increase expected to be around 7.5 percent starting July 1, 2009, and our 2009 volumes should be comparable to 2008. Further, a gradual recovery in refined product demand by the second half of this year due to lower prices and an improving economy could generate stronger demand and benefit our pipeline volumes. Our storage segment results should be better in 2009 as we benefit from a full year’s contribution from the completed projects under our $400 million construction program, or around an incremental $23 million of operating income.

“Within our asphalt and fuels marketing segment, we are currently projecting earnings for our asphalt operations to be better in 2009 compared to 2008 as a result of better-than-historic margins from the tightening U.S. asphalt supply and demand picture. Similar to last year, a major impact to asphalt supply is expected to be the significant reduction of asphalt production at numerous refineries due to lower refinery utilization rates. Currently, U.S. asphalt inventory levels are well below last year and as a result of the expected refinery run cuts, we may see a new five-year average low for the start of the 2009 asphalt paving season. The proposed economic stimulus package is expected to provide additional highway funding and could generate significant demand further benefiting NuStar. In addition, the U.S. refinery coker projects we are tracking, which are expected to further tighten asphalt supply as they come on line, are proceeding as planned. This continues to support our bullish long-term view of the asphalt business,” said Anastasio.

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A conference call with management is scheduled for 11:00 a.m. ET (10:00 a.m. CT) today, January 26, 2009, to discuss the financial and operational results for the fourth quarter and full year of 2008. Investors interested in listening to the presentation may call 800/622-7620, passcode 80060009. International callers may access the presentation by dialing 706/645-0327, passcode 80060009. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 80060009. A live broadcast of the conference call will also be available on the company’s Web site at www.nustarenergy.com.

NuStar Energy L.P. is a publicly traded, limited partnership based in San Antonio, with 8,491 miles of pipeline, 82 terminal facilities, four crude oil storage tank facilities and two asphalt refineries with a combined throughput capacity of 104,000 barrels per day. One of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation, NuStar has operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. The partnership’s combined system has over 90 million barrels of storage capacity, and includes two asphalt refineries, crude oil and refined product pipelines, refined product terminals, a petroleum and specialty liquids storage and terminaling business, as well as crude oil storage facilities. For more information, visit NuStar Energy L.P.’s Web site at www.nustarenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the partnership and company's beliefs as well as assumptions made by and information currently available to the partnership and company. These statements reflect the partnership and company's current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC.'s 2007 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit Data and Per Unit Data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Statement of Income Data:
Revenues:
Services revenues	$192,855	$184,653	$740,601	$696,623
Product sales	840,335	275,488	4,088,169	778,391

Total revenues	1,033,190	460,141	4,828,770	1,475,014

Costs and expenses:
Cost of product sales	828,233	267,961	3,864,310	742,972
Operating expenses	119,775	98,598	442,248	357,235
General and administrative expenses	20,445	19,308	76,430	67,915
Depreciation and amortization expense	35,690	29,557	135,709	114,293

Total costs and expenses	1,004,143	415,424	4,518,697	1,282,415

Operating income	29,047	44,717	310,073	192,599
Equity earnings from joint ventures	1,958	1,863	8,030	6,833
Interest expense, net	(23,791)	(18,829)	(90,818)	(76,516)
Other income, net	25,503	2,916	37,739	38,830

Income before income tax expense	32,717	30,667	265,024	161,746
Income tax expense (benefit)	(65)	2,402	11,006	11,448

Net income	32,782	28,265	254,018	150,298
Less net income applicable to general partner (Note 1)	(7,446)	(5,649)	(29,350)	(21,063)

Net income applicable to limited partners	$25,336	$22,616	$224,668	$129,235

Net income per unit applicable to limited partners (Note 1):	$0.47	$0.47	$4.22	$2.74

Weighted average number of basic units outstanding	54,460,549	48,194,532	53,182,741	47,158,790

EBITDA (Note 2)	$92,198	$79,053	$491,551	$352,555

Distributable cash flow (Note 2)	$37,072	$41,158	$319,079	$221,096

	December 31, 2008	December 31, 2007
Balance Sheet Data:
Debt, including current portion (a)	$1,894,848	$1,446,289
Partners' equity (b)	2,206,997	1,994,832
Debt-to-capitalization ratio (a) / ((a)+(b))	46.2%	42.0%

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information – Continued

(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Segment Data: (Note 3)
Storage:
Throughput (barrels/day)	701,736	793,533	742,599	800,332
Throughput revenues	$22,128	$24,601	$90,918	$96,372
Storage lease revenues	95,407	83,284	363,171	314,255

Total revenues	117,535	107,885	454,089	410,627
Operating expenses	62,486	66,656	246,304	233,675
Depreciation and amortization expense	17,158	15,995	66,706	62,317

Segment operating income	$37,891	$25,234	$141,079	$114,635

Transportation:
Refined products pipelines throughput (barrels/day)	648,295	728,613	673,687	678,573
Crude oil pipelines throughput (barrels/day)	352,897	402,736	392,110	377,640

Total throughput (barrels/day)	1,001,192	1,131,349	1,065,797	1,056,213
Revenues	$83,808	$81,868	$317,778	$296,796
Operating expenses	32,070	30,733	131,943	120,342
Depreciation and amortization expense	12,688	12,355	50,749	49,946

Segment operating income	$39,050	$38,780	$135,086	$126,508

Asphalt and fuels marketing:
Product sales	$840,335	$275,488	$4,088,169	$778,391
Cost of product sales	834,041	271,846	3,880,796	750,120
Operating expenses	29,285	2,291	80,133	6,737
Depreciation and amortization expense	4,862	355	14,734	423

Segment operating income	$(27,853)	$996	$112,506	$21,111

Consolidation and intersegment eliminations:
Revenues	$(8,488)	$(5,100)	$(31,266)	$(10,800)
Cost of product sales	(5,808)	(3,885)	(16,486)	(7,148)
Operating expenses	(4,066)	(1,082)	(16,132)	(3,519)
Depreciation and amortization expense	982	852	3,520	1,607

Total	$404	$(985)	$(2,168)	$(1,740)

Consolidated Information:
Revenues	$1,033,190	$460,141	$4,828,770	$1,475,014
Cost of product sales	828,233	267,961	3,864,310	742,972
Operating expenses	119,775	98,598	442,248	357,235
Depreciation and amortization expense	35,690	29,557	135,709	114,293

Segment operating income	49,492	64,025	386,503	260,514
General and administrative expenses	20,445	19,308	76,430	67,915

Consolidated operating income	$29,047	$44,717	$310,073	$192,599

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information – Continued

(Unaudited, Thousands of Dollars, Except Unit Data and Per Unit Data)

Notes:

1.	Net income is allocated between limited partners and the general partner’s interests based on provisions in the partnership agreement. The net income applicable to limited partners is divided by the weighted average number of limited partnership units outstanding in computing the net income per unit applicable to limited partners. The following table details the calculation of net income applicable to the general partner:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net income applicable to general partner and limited partners’ interest	$32,782	$28,265	$254,018	$150,298
Less general partner incentive distribution	6,929	5,188	24,764	18,426

Net income after general partner incentive distribution	25,853	23,077	229,254	131,872
General partner interest	2%	2%	2%	2%

General partner allocation of net income after general partner incentive distribution	517	461	4,586	2,637
General partner incentive distribution	6,929	5,188	24,764	18,426

Net income applicable to general partner	$7,446	$5,649	$29,350	$21,063

2.	NuStar Energy L.P. utilizes two financial measures, EBITDA and distributable cash flow, which are not defined in United States generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. Neither EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to EBITDA and distributable cash flow:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net income	$32,782	$28,265	$254,018	$150,298
Plus interest expense, net	23,791	18,829	90,818	76,516
Plus income tax expense	(65)	2,402	11,006	11,448
Plus depreciation and amortization expense	35,690	29,557	135,709	114,293

EBITDA	92,198	79,053	491,551	352,555
Less equity earnings from joint ventures	(1,958)	(1,863)	(8,030)	(6,833)
Less interest expense, net	(23,791)	(18,829)	(90,818)	(76,516)
Less reliability capital expenditures	(27,668)	(16,779)	(55,669)	(40,337)
Less income tax expense	65	(2,402)	(11,006)	(11,448)
Plus distributions from joint ventures	2,335	—	2,835	544
Mark-to-market impact on hedge transactions (a)	(4,109)	1,978	(9,784)	3,131

Distributable cash flow	37,072	41,158	319,079	221,096
General partner’s interest in distributable cash flow	(8,247)	(6,288)	(30,352)	(22,518)

Limited partners’ interest in distributable cash flow	$28,825	$34,870	$288,727	$198,578

Distributable cash flow per limited partner unit	$0.529	$0.724	$5.437	$4.221

(a)	Distributable cash flow excludes the impact of mark-to-market gains and losses which arise from valuing certain derivative contracts.

3.	Beginning in the second quarter of 2008, we changed the way we report our segmental results. We combined the refined product terminals and crude oil storage tanks segments into the storage segment, and we combined the refined product pipelines and crude oil pipelines segments into the transportation segment. Previous periods have been restated to conform to this presentation. The asphalt and fuels marketing segment includes all product sales and related costs, including our two asphalt refineries, which we acquired on March 20, 2008. Additional operational information related to the asphalt and fuels marketing segment is available on our website at www.nustarenergy.com under the investors portion of the website.